N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen International Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		10,527,715	1.36		12,477,901	10.12
Class B		1,309,422	1.34		1,065,670	10.11
Class C		2,364,573	1.34		2,183,964	10.09
Class I		115,690,193	1.37		79,510,758	10.11
Class IS	655,205		1.36		466,884		10.13